Exhibit 10.5

TERM LOAN CREDIT AGREEMENT

dated as of

January 8, 2026

among

AUGUSTA SPINCO CORPORATION,

the LENDERS party hereto,

and

BARCLAYS BANK PLC,

as Administrative Agent

CITIBANK, N.A.,

as Syndication Agent,

and

THE FINANCIAL INSTITUTIONS IDENTIFIED HEREIN AS ACTING IN THEIR RESPECTIVE ROLES,

as Joint Lead Arrangers, Joint Bookrunners and Documentation Agents

SCHEDULES

Schedule 2.01 Commitment Schedule

EXHIBITS
Form of
A	Assignment and Assumption
B	Subsidiary Guarantee Agreement
C	Parent Guarantee Agreement
D	Promissory Note
E	US Tax Certificate
F	Joinder Agreement
G	Solvency Certificate

TERM LOAN AGREEMENT dated as of January 8, 2026, among AUGUSTA SPINCO CORPORATION, a Delaware corporation (the “Company”), the LENDERS party hereto, and BARCLAYS BANK PLC, as Administrative Agent.

Recitals

WHEREAS, pursuant to a Separation Agreement, dated as of July 13, 2025 (giving effect to amendments in the manner set forth in Section 4.02(b), and together with all schedules and exhibits thereto, and including the Reorganization Step Plan (as defined therein), the “Separation Agreement”), among Becton, Dickinson and Company (“BD”), the Company and Waters Corporation (the “Parent”), among other things (i) BD will transfer or cause to be contributed, assigned, transferred, conveyed or delivered (the “Contribution”) to the Company, or to the applicable member of the Company’s group of affiliated companies, the capital stock of certain entities and certain assets, liabilities and operations of BD’s Biosciences and Diagnostic Solutions businesses (together with certain assets and liabilities related to such business, collectively, the “Contributed Business”), (ii) prior to and as a condition to the Stock Distribution (as defined below) the Company will make a cash distribution to BD of approximately $4.0 billion, as may be adjusted pursuant to the terms of the Acquisition Agreement (as defined below) (the “Special Cash Payment”), and (iii) following the Contribution and the Special Cash Payment, BD will distribute 100% of the outstanding shares of the Company’s common stock to the stockholders of BD on a pro rata basis and for no consideration (the “Stock Distribution” and together with the Contribution, the “Separation”);

WHEREAS, pursuant to an agreement and plan of merger, dated as of July 13, 2025 (giving effect to amendments in the manner set forth in Section 4.02(b), and together with all schedules and exhibits thereto, the “Acquisition Agreement”), among BD, the Company, the Parent and Beta Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of the Parent (“Merger Sub”), among other things, and following the Separation (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation, and as a result of such merger the Company will become a wholly owned Subsidiary of the Parent, (ii) the shares of the Company’s common stock that were distributed in the Stock Distribution will be automatically converted into the right to receive a specified number of shares of the common stock of the Parent (the events described in (i) and (ii), collectively, the “Acquisition”; the date of consummation of the Acquisition pursuant to the terms of the Acquisition Agreement, the “Acquisition Effective Date”) and (iii) in connection with the Acquisition and to the extent required under the terms of the Acquisition Agreement, the Parent may make a cash distribution to the holders of its common stock of up to $4.0 billion, as may be adjusted pursuant to the terms of the Acquisition Agreement (the “RMT Partner Special Cash Payment”);

WHEREAS, the Special Cash Payment, the RMT Partner Special Cash Payment (if applicable) and related fees and expenses are expected to be financed from the issuance by the Company of senior unsecured notes pursuant to a registered public offering or a Rule 144A or other private placement (the “Senior Notes”) and the borrowing of the Tranche 2 Loans hereunder (together with the Senior Notes, collectively, the “Permanent Financing”), Tranche 1 Loans or a combination of the foregoing;

WHEREAS, the Separation, the Special Cash Payment, the RMT Partner Special Cash Payment, the Acquisition, the Permanent Financing, the borrowing of the Loans hereunder, as well as any other debt securities issued by any member of the Group (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) and term loans (other than the Loans hereunder), and the payment of fees and expenses in connection with the foregoing are collectively referred to herein as the “Transactions”;

WHEREAS, in connection with the foregoing, the Company has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Section 1.01) to make available to the Company a term loan facility in an aggregate principal amount of $4,000,000,000, comprised of (i) a $3,500,000,000 Tranche 1 and (ii) a $500,000,000 Tranche 2, in each case having the terms and conditions set forth in this Agreement; and

WHEREAS, the Lenders are willing to establish the term loan facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in US Dollars.

“Acquisition” has the meaning assigned to such term in the Recitals to this Agreement.

“Acquisition Effective Date” has the meaning assigned to such term in the Recitals to this Agreement.

“Acquisition Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Administrative Agent” means Barclays Bank PLC (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(c).

“Agreement” means this Term Loan Credit Agreement, as amended from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning assigned to such term in Section 9.13(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% per annum and (c) the Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1% per annum. For purposes of clause (c) above, the Term SOFR Rate on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(a).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, the UK Bribery Act 2010 and all other laws, rules, and regulations applicable to the Company (or, on and after the Acquisition Effective Date, the Parent) or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning assigned to such term in Section 9.13(b).

“Applicable Parties” has the meaning assigned to such term in Section 8.03(b).

“Applicable Rate” means, with respect to each Tranche, the applicable rate per annum set forth under the appropriate caption in the table below, based upon the Ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

		Tranche 2 Loans: From Closing Date and thereafter Tranche 1 Loans: From Closing Date through 89 days after Closing Date		Tranche 1 Loans only: From 90 days after Closing Date through 179 days after Closing Date		Tranche 1 Loans only: From 180 days after Closing Date through 269 days after Closing Date		Tranche 1 Loans only: From 270 days after Closing Date and thereafter

Category:	Rating	Term SOFR Spread (basis points per annum)	ABR Spread (basis points per annum)	Term SOFR Spread (basis points per annum)	ABR Spread (basis points per annum)	Term SOFR Spread (basis points per annum)	ABR Spread (basis points per annum)	Term SOFR Spread (basis points per annum)	ABR Spread (basis points per annum)
Category 1	A2/A or greater	87.5	0.0	112.5	12.5	137.5	37.5	162.5	62.5
Category 2	A3/A-	100.0	0.0	125	25.0	150.0	50.0	175	75.0
Category 3	Baa1/BBB+	107.5	7.5	132.5	32.5	157.5	57.5	182.5	82.5
Category 4	Baa2/BBB	122.5	22.5	147.5	47.5	172.5	72.5	197.5	97.5
Category 5	Baa3/BBB- or lower	135.0	35.0	160	60.0	185	85.0	210	110

For purposes of determining the Rating for the Applicable Rate, (i) if the Ratings established by both Rating Agencies shall fall within the same Category, the applicable Category shall be deemed to be such Category; (ii) if, only one Rating Agency shall have in effect a Rating, the applicable Category shall be deemed to be the Category in which such Rating falls; (iii) if the Ratings established or deemed to have been established by both Rating Agencies shall each fall within different Categories from each other, the applicable Category shall be deemed to be determined based on the higher of the two Ratings unless such Ratings differ by two or more Categories, in which case the applicable Category will be deemed to be one Category below the higher of such Categories; (iv) if, neither Rating Agency shall have in effect a Rating (other than by reason of the circumstances referred to in the last sentence), then the Applicable Rate shall be deemed to be Category 5 in the pricing grid; and (v) if the Ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.06(i) or otherwise. Initially, the Applicable Rate shall be based upon Category 4, subject to any higher or lower ratings publicly announced prior to the Closing Date to give effect to the Acquisition. Thereafter, each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the applicable Category shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Approved Borrower Portal” means any electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03.

“Arrangers” means the collective reference to (x) with respect to Tranche 1, Barclays Bank PLC and Citibank, N.A. and (y) with respect to Tranche 2, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citizens Bank, N.A., HSBC Bank USA, National Association, PNC Capital Markets LLC, Truist Securities, Inc., DNB Carnegie, Inc., KeyBanc Capital Markets Inc., TD Bank, N.A. and U.S. Bank National Association, in each case, in their capacities as the joint lead arrangers for the relevant Tranche of the credit facility established hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, in connection with any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for US Dollars, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.13.

“Available USD Cash” means, at any time, the amount of Unrestricted Cash held at such time by any member of the Group, other than Unrestricted Cash held in currencies other than US Dollars.

“Availability Period” means the period from and including the Effective Date to and including the Commitment Termination Date or such earlier date of termination of the Commitments hereunder.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or any instrumentality) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“BD” has the meaning assigned to such term in the Recitals to this Agreement.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in US Dollars and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in US Dollars.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any (a) “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) “plan” as defined in Section 4975 of the Code or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve system of the United States of America.

“Bookrunners” means the collective reference to (x) with respect to Tranche 1, Barclays Bank PLC and Citibank, N.A., and (y) with respect to Tranche 2, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citizens Bank, N.A., HSBC Bank USA, National Association, PNC Capital Markets LLC and Truist Securities, Inc., in each case, in their capacities as the joint bookrunners for the relevant Tranche of the credit facility established hereunder.

“Borrower” means the Company or, after the execution and delivery of a Joinder Agreement by the Successor Borrower and the satisfaction of the other requirements set forth in Section 2.20, the Successor Borrower.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower Succession Date” has the meaning assigned to such term in Section 2.20.

“Borrowing” means Loans of the same Type and Tranche, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means $5,000,000.

“Borrowing Multiple” means $1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided, that when used in connection with a Term SOFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each Subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Code.

“CFC Holdco” means a Subsidiary that has no material assets (as determined in good faith by the Borrower) other than equity interests or equity interests and Debt in one or more CFCs or Domestic Subsidiaries that are themselves CFC Holdcos in accordance with the foregoing.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or by any lending office of such Lender or by such Lender’s holding company with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives concerning capital adequacy and liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

“Change of Control” means (x) prior to the Stock Distribution, BD ceases to own, directly or indirectly, 100% of the issued and outstanding capital stock of the Company, and (y) on and after the Acquisition Effective Date, (a) the acquisition of ownership, directly or indirectly, by any Person or group (within the meaning of the Exchange Act as in effect on the date hereof) whereby that Person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the date hereof) of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were not (i) directors of the Parent on the date hereof or (ii) nominated, appointed or approved prior to their election, by the board of directors of the Parent or (c)(i) prior to the Borrower Succession Date, the Parent ceases to own, directly or indirectly, 100% of the issued and outstanding capital stock of the Company (other than as a result of a transaction permitted under Section 6.04) or (ii) solely if WTC is the Successor Borrower, then on and after the Borrower Succession Date, the Parent ceases to own, directly or indirectly, 100% of the issued and outstanding capital stock of WTC (other than as a result of a transaction permitted under Section 6.04), it being understood in all cases that the Transactions (including, without limitation, the Stock Distribution and the consummation of the Acquisition on the Acquisition Effective Date) shall not constitute a Change of Control.

“Closing Date” means the first date during the Availability Period upon which all the conditions of Section 4.02 shall have been satisfied or waived in accordance with Section 9.02.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” means the Tranche 1 Commitments and the Tranche 2 Commitments.

“Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“Commitment Fee Rate” means 0.10% per annum.

“Commitment Letter” means that certain Amended and Restated Commitment Letter dated July 29, 2025 among the Company and the Arrangers (as amended, restated or supplemented from time to time).

“Commitment Termination Date” means the first to occur of (a) the consummation of the Special Cash Payment and RMT Partner Special Cash Payment without using the Loans, (b) the termination of the Acquisition Agreement in accordance with its terms prior to the consummation of the Acquisition (notice of which the Borrower agrees to provide to the Administrative Agent promptly upon such termination), and (c) 11:59 p.m., New York City time, on the date that is the fifth Business Days after the “Outside Date” (as defined in the Acquisition Agreement as in effect on the Original Signing Date) as it may be extended in accordance with the terms of Section 9.1(b) of the Acquisition Agreement in effect as of the Original Signing Date (not to be extended beyond a period of 15 months from the Original Signing Date).

“Communications” has the meaning assigned to such term in Section 8.03(b).

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated July 16, 2025, distributed to the Lenders, together with the appendices thereto.

“Consolidated Debt” means all Debt of the Group, determined on a consolidated basis (including any Debt incurred by any Special Purpose Finance Subsidiary); provided that, notwithstanding the foregoing, Consolidated Debt shall not include (a) any Debt incurred to finance a Material Acquisition until the earlier of (i) the closing of any such Material Acquisition or (ii) the date on which the relevant definitive documentation in respect of such Material Acquisition has terminated or expired without the closing of such Material Acquisition, and (b) any Debt under or in respect of any Receivables Financing Transaction.

“Consolidated EBITDA” means, for any period, the consolidated net income (loss) of the Group for such period plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) Consolidated Interest Expense, (b) consolidated income tax expense, (c) depreciation and amortization expense, (d) stock-based employee compensation expense related to any grant of stock options or restricted stock to the extent deducted from such consolidated net income for such period pursuant to Financial Accounting Standards Board Accounting Standards Codification No. 718 (Compensation – Stock Compensation), (e) extraordinary, unusual or non-recurring non-cash expenses or losses, (f) all transaction, integration, restructuring and other fees, costs and expenses for such period that relate to any acquisition, merger, consolidation, investment, sale or other business combination or related transactions, and (g) all charges with respect to litigation for such period, minus, to the extent added in computing such consolidated net income for such period, extraordinary gains, all determined on a consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense of the Group for such period determined on a consolidated basis in accordance with GAAP, but excluding deferred financing fees.

“Consolidated Net Tangible Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Group (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Group and all Intangible Assets.

“Consolidated Total Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Group.

“Contributed Business” has the meaning assigned to such term in the Recitals to this Agreement.

“Contributed Business Financial Information” has the meaning assigned to it in Section 4.02(d)(ii).

“Contributed Business Representations” means such representations and warranties made by or with respect to the Contributed Business in the Acquisition Agreement as are material to the interests of the Arrangers and the Lenders (in each case, in their respective capacities as such), but only to the extent that Parent or its affiliates (x) have the right to not consummate the Acquisition (taking into account any applicable cure provisions) or to terminate their respective obligations or (y) otherwise do not have an obligation to close, in each case, under the Acquisition Agreement as a result of a failure of such representations and warranties in the Acquisition Agreement to be true and correct.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.19.

“Credit Party” means the Administrative Agent and each Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in

SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any Term SOFR Determination Day, SOFR in respect of such Term SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such Term SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt” means, with respect to any Person and without duplication, all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, all accrued or contingent obligations in respect of letters of credit, all capitalized lease obligations, all indebtedness of others secured by assets of any member of the Group, all guarantees of Debt of others (but excluding guarantees issued for customer advance payments) and all obligations under Hedging Agreements. For the avoidance of doubt, “Debt” shall not include (a) pension liabilities under any employee pension benefit plan, (b) tender bid bonds, customer performance guarantees and similar suretyship obligations issued in the ordinary course of business that are not letters of credit and which, in each case, do not constitute a guarantee of any Debt of others and (c) earnouts and other acquisition consideration that (i) individually or in the aggregate, does not exceed 50% of Consolidated EBITDA for the most recently ended four fiscal quarter period and (ii) is not past due by more than 90 days.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, examinership, court protection, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has (i) become the subject of a Bankruptcy Event or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (e) has a direct or indirect parent company that has (i) become the subject of a Bankruptcy Event or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (A) a Lender shall not be a Defaulting Lender under clause (e) above unless (1) such Lender shall have been requested, and shall have failed for five Business Days after such request, to provide cash collateral or make other arrangements satisfactory to the Borrower, the Administrative Agent to ensure the performance of its obligations hereunder and (2) any one or more of the Borrower, the Administrative Agent shall have notified the others and such Lender that such Lender is a Defaulting Lender and (B) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Documentation Agents” means the collective reference to JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citizens Bank, N.A., HSBC Bank USA, National Association, PNC Capital Markets LLC, Truist Bank, DNB Bank ASA, New York Branch, KeyBanc Capital Markets Inc., TD Bank, N.A. and U.S. Bank National Association, in their capacities as the documentation agents with respect to each Tranche of the credit facility established hereto.

“Domestic Subsidiary” means any Subsidiary that is incorporated under the laws of the United States or its territories or possessions.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means (a) any member state of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to a Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company (or, on and after the Acquisition Effective Date, the Parent) or any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company (or, on and after the Acquisition Effective Date, the Parent) or any member of the ERISA Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Company (or, on and after the Acquisition Effective Date, the Parent) or any member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by the Company (or, on and after the Acquisition Effective Date, the Parent) or any member of the ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA or (h) the occurrence, with respect to any Plan, of a nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to which the Company (or, on and after the Acquisition Effective Date, the Parent) could otherwise be liable.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company (or, on and after the Acquisition Effective Date, the Parent), are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Subsidiary” means at any time (a) any Foreign Subsidiary, (b) any subsidiary of a Foreign Subsidiary, (c) any Domestic Subsidiary that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of equity interests in one or more Foreign Subsidiaries, (d) any Subsidiary that is prohibited or restricted by applicable law from providing a guarantee of the Obligations or if such guarantee would require governmental (including regulatory) consent, approval, license or authorization, (e) any special purpose securitization vehicle (or similar entity), (f) any Special Purpose Finance Subsidiary, (g) any Subsidiary that is a not-for profit organization, (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any adverse tax consequences) of providing the Subsidiary Guarantee Agreement shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (i) any Subsidiary, including other Subsidiaries acquired or organized after the Effective Date that, together with their own Subsidiaries on a combined consolidated basis, shall not, individually or in the aggregate for all such Subsidiaries under this clause (i), have accounted for more than 5% of Consolidated Total Assets or more than 5% of the consolidated total revenues of the Group at the end of, or for the period of four fiscal quarters ended with, the most recent fiscal quarter of the Parent for which financial statements shall have been delivered pursuant to Section 5.06(a) or (b) (or, prior to the delivery of any such financial statements, the most recent fiscal quarter of the Parent for which consolidated financial statements of the Parent are available), and (j) any CFC Holdco, it being understood that in no event shall the following constitute an Excluded Subsidiary: (x) any Subsidiary that guarantees the Parent’s senior, unsecured notes or any other senior indebtedness of the Parent or any Debt incurred pursuant to Section 6.01(c) or any Subsidiary that guarantees or is the primary obligor of the Senior Notes or (y) the Company, if the Company guarantees any indebtedness referred in the immediately preceding subclause (x) or is the primary obligor with respect to any senior, unsecured notes.

“Excluded Taxes” means, any of the following Taxes imposed with respect to any Lender or the Administrative Agent or required to be withheld or deducted from a payment to any Lender or the Administrative Agent, (a) income taxes imposed on (or measured by) its net income and franchise taxes imposed in lieu of net income taxes, in each case imposed by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under which such recipient is organized or in which its principal office or any lending office from which it makes Loans, or by reason of any present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender, as the case may be, having executed, delivered, become a party to or performed its obligations or received a payment under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document), (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (d) any withholding tax that is attributable to such Lender’s failure to timely comply with Section 2.16(f) or (e) any withholding Taxes imposed under FATCA.

“Existing Parent Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of May 22, 2025, among the Parent, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as in effect on the date hereof and as it may be amended, modified or restated from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto and any law, regulation, or other official guidance enacted relating to such an intergovernmental agreement, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain Amended and Restated Fee Letter dated July 29, 2025 among the Company and the Arrangers (as amended, restated or supplemented from time to time).

“Fitch” means Fitch Ratings, Inc., or any successor to its rating business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Effective Date, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. The initial floor for each of the Term SOFR Rate and Daily Simple SOFR shall be 0.00%.

“Foreign Subsidiary” means any Subsidiary that is not incorporated under the laws of the United States or its territories or possessions.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Group” means (x) prior to the Acquisition Effective Date, the Company and its Subsidiaries that constitute part of the Contributed Business, (y) after the Acquisition Effective Date, the Parent and its Subsidiaries and (z) any other Person which has been established by the Company directly or indirectly for purposes of financing the Special Cash Payment.

“Guarantee Requirement” means, on and after the Acquisition Effective Date (x) with respect to the Parent, that the Parent shall have executed and delivered the Parent Guarantee Agreement on the Acquisition Effective Date and complied with the other requirements set forth in Section 5.08 (provided that the Parent shall automatically be released from its obligations as a Guarantor under the Parent Guarantee Agreement in the event that the Borrower Succession Date occurs and Parent is the Successor Borrower) and (y) with respect to each Subsidiary of the Borrower that guarantees the Parent’s senior, unsecured notes or other senior indebtedness of the Parent or any Debt incurred pursuant to Section 6.01(c) or guarantees or is the primary obligor with respect to the Senior Notes, that the Subsidiary Guarantee Agreement (or a supplement referred to in Section 16 thereof) shall have been executed by each such Subsidiary (other than any Excluded Subsidiary) existing at such time, shall have been delivered to the Administrative Agent and shall be in full force and effect (provided that WTC shall automatically be released from its obligations as Guarantor under the Subsidiary Guarantee Agreement in the event that the Borrower Succession Date occurs and WTC is the Successor Borrower); provided, however, that (a) in the case of a Subsidiary that becomes subject to the Guarantee Requirement after the Acquisition Effective Date, the Guarantee Requirement shall be satisfied with respect to such Subsidiary if a supplement to the Subsidiary Guarantee Agreement is executed by such Subsidiary, delivered to the Administrative Agent and in full force and effect no later than (i) 30 days after the date on which such Subsidiary becomes subject to the Guarantee Requirement or (ii) such other date as the Administrative Agent may reasonably determine, but in any case no later than 60 days after the date on which such Subsidiary becomes subject to the Guarantee Requirement and (b) a Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guarantee Agreement (including any supplement referred to in Section 16 thereof) and no longer be subject to the Guarantee Requirement in the event that (i) the Borrower delivers a written notice to the Administrative Agent certifying that such Subsidiary Guarantor is an Excluded Subsidiary or (ii) such Subsidiary Guarantor ceases to guarantee the Parent’s senior, unsecured notes, does not guarantee any other senior indebtedness of the Parent or any Debt incurred pursuant to Section 6.01(c) and does not guarantee and is not is the primary obligor with respect to the Senior Notes.

“Guarantors” means (x) each Subsidiary Guarantor and (y) the Parent, upon execution and delivery of the Parent Guarantee Agreement to the Administrative Agent on the Acquisition Effective Date; provided, however, that the Successor Borrower shall cease to be a Guarantor upon becoming the Borrower hereunder pursuant to Section 2.20; provided further that there shall be no Guarantors prior to the Acquisition Effective Date.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement. The “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Indemnified Taxes” means Taxes other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent that is not guaranteed by any other Person or subject to any other credit enhancement other than by, or subject to, a guarantee by a Subsidiary that is also a Subsidiary Guarantor.

“Information” has the meaning assigned to such term in Section 9.12.

“Intangible Assets” means all assets of the Group that would be treated as intangibles in conformity with GAAP on a consolidated balance sheet of the Group.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date (b) with respect to any Term SOFR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means, with respect to any Term SOFR Borrowing, initially for the Borrowing occurring on the Closing Date, if selected by the Borrower, the period commencing on the Closing Date and ending on the next succeeding month-end date after such Borrowing and, thereafter, the period commencing on the date of the continuation or conversion of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the then-current Benchmark), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(f) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joinder Agreement” means a Joinder Agreement to be executed by the Successor Borrower pursuant to Section 2.20 substantially in the form of Exhibit F.

“Judgment Currency” has the meaning assigned to such term in Section 9.13.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(a).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, at any time, the ratio of (a) Consolidated Debt at such time minus the lesser of (i) Available USD Cash at such time and (ii) $150,000,000 to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Parent ended at or prior to such time; provided, that in the event any Material Acquisition shall have been completed during such period of four consecutive fiscal quarters, the Leverage Ratio shall be computed giving pro forma effect to such Material Acquisition (and to any related incurrence or repayment of Debt) as if it had been completed at the beginning of such period.

“Leverage Ratio Increase Election” has the meaning assigned to such term in Section 6.07.

“Leverage Ratio Increase Period” has the meaning assigned to such term in Section 6.07.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Loan Documents” means this Agreement and any agreements entered into in connection with the commercial lending facility made available hereunder by the Borrower with or in favor of the Administrative Agent and/or the Lenders, including the Subsidiary Guarantee Agreement, the Parent Guarantee Agreement, any Joinder Agreement and each Promissory Note delivered pursuant to this Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Tranche 1 Loans and the Tranche 2 Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the Board.

“Material Acquisition” means (a) the acquisition by any member of the Group of assets of or an interest in another Person (including the Acquisition) or (b) the merger or consolidation of the Parent with another corporation; provided that, in each case, the aggregate consideration therefor involves cash in the amount of $500,000,000 or more.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or financial condition of the Group, taken as a whole or (b) a material adverse effect on the validity or enforceability of any one or more provisions of any of the Loan Documents that, taken as a whole, are material.

“Material Debt” means Consolidated Debt in an aggregate principal amount of $100,000,000 or more.

“Material Subsidiary” means each Subsidiary of the Company (or, on and after the Acquisition Effective Date, of the Parent), other than Subsidiaries designated by the Borrower from time to time that in the aggregate do not account for more than 15% of the consolidated revenues of the Group for the period of four fiscal quarters most recently ended or more than 15% of the consolidated assets of the Group at the end of such period.

“Maturity Date” means, the earlier of (a) (x) with respect to Tranche 1, the date that is 364 days after the Closing Date and (y) with respect to Tranche 2, the date that is the second anniversary of the Closing Date and (b) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Merger Sub” has the meaning assigned to such term in the Recitals to this Agreement.

“MNPI” means material information concerning any member of the Group and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company (or, on and after the Acquisition Effective Date, the Parent) contributes or has liability (including on account of any member of the ERISA Group).

“Net Cash Proceeds” means (a) with respect to the issuance, sale or incurrence of debt securities or Debt for borrowed money, the excess of (i) cash actually received by the applicable member of the Group in connection therewith (or for purposes of mandatory reductions of the Tranche 1 Commitments, received into escrow) over (ii) the sum of the underwriting or issuance discounts, commissions, fees and other expenses incurred by the applicable member of the Group in connection therewith; (b) with respect to the issuance and sale of any equity securities of the applicable member of the Group, the excess of (i) the cash actually received by the applicable member of the Group in connection therewith over (ii) the underwriting or issuance discounts, commissions, fees and other expenses incurred by the applicable member of the Group in connection therewith; and (c) with respect to a sale or other disposition of any property or assets of the applicable member of the Group, the excess, if any, of (i) the cash actually received by the applicable member of the Group in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any purchase money or indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof (other than Tranche 1 Loans), (B) the fees, costs and expenses incurred by the applicable member of the Group in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) taxes and tax distributions reasonably estimated to be payable in connection with such transaction (including sales, use and other transfer taxes, deed or mortgage recording taxes) and (D) the amount of reserves established by any member of the Group in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the required amount thereof, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

“Non-US Lender” means a Lender that is not a US Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it in a manner consistent with prevailing market practice for syndicated loans; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“Original Signing Date” shall mean July 13, 2025.

“Other Taxes” means any and all present or future recording, stamp, documentary, intangible, recording, filing or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except such taxes, charges or levies incurred by reason of a voluntary sale or assignment (other than an assignment made pursuant to Section 2.18) of an interest in a Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Financial Information” has the meaning assigned to it in Section 4.02(d)(A).

“Parent Guarantee Agreement” means a Parent Guarantee Agreement substantially in the form of Exhibit C, to be executed and delivered on the Acquisition Effective Date by the Parent in favor of the Administrative Agent for the benefit of the Lenders pursuant to Section 5.08.

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“Payment” has the meaning assigned to it in Section 8.06(b).

“Payment Notice” has the meaning assigned to it in Section 8.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company (or, on and after the Acquisition Effective Date, the Parent) or any member of its ERISA Group is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve statistical Release H.15 (519) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Promissory Note” means a promissory note substantially in the form of Exhibit D.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Loan Facility” has the meaning assigned to such term in Section 2.10(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with,
12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.19.

“Rating” means a rating of Index Debt by any Rating Agency, as announced in a public release by such Rating Agency.

“Rating Agency” means each of S&P and Moody’s.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by any member of the Group pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (a) non-recourse to the Group and their assets, other than any recourse that is customarily provided by a seller in connection with a “true sale” of receivables on a non- recourse basis and (b) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means the Term SOFR Rate.

“Relevant Screen Rate” means the Term SOFR Reference Rate.

“Required Lenders” means, at any time, Lenders having aggregate unused Commitments and aggregate unpaid principal amount of Loans outstanding at such time, representing more than 50% of the total unused Commitments and total unpaid principal amount of Loans outstanding at such time.

“Required Tranche 1 Lenders” means, at any time, Lenders having aggregate unused Tranche 1 Commitments and aggregate unpaid principal amount of Tranche 1 Loans outstanding at such time, representing more than 50% of the total unused Tranche 1 Commitments and total unpaid principal amount of Tranche 1 Loans outstanding at such time.

“Required Tranche 2 Lenders” means, at any time, Lenders having aggregate unused Tranche 2 Commitments and aggregate unpaid principal amount of Tranche 2 Loans outstanding at such time, representing more than 50% of the total unused Tranche 2 Commitments and total unpaid principal amount of Tranche 2 Loans outstanding at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person, means the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer or the controller of such Person, and any other officer of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“RMT Partner Special Cash Payment” has the meaning assigned to such term in the Recitals to this Agreement.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating business.

“Sale and Leaseback Transaction” means any arrangement whereby any member of the Group, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of Sanctions that are applicable to transactions with such country or Persons operating, organized or resident therein generally, and not merely to transactions with specifically designated Persons or industries therein (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person Subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by (i) the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce or (ii) the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized, located or resident in a Sanctioned Country and (c) any Person known to the Company (or, on and after the Acquisition Effective Date, the Parent) to be controlled by any Person or Persons described in the foregoing clauses (a) and (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the European Union or His Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Senior Notes” has the meaning assigned to such term in the Recitals to this Agreement.

“Separation” has the meaning assigned to such term in the Recitals to this Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate” means a certificate to be delivered by the chief financial officer, the principal accounting officer, the treasurer or the controller of the Borrower substantially in the form of Exhibit G.

“Solvent” means: (a) the fair value of the assets of the Group, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Group, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Group, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Group, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Special Cash Payment” has the meaning assigned to such term in the Recitals to this Agreement.

“Special Purpose Finance Subsidiary” means any Subsidiary (a) is established for the purpose of incurring, and has no liabilities other than, (i) Debt the proceeds of which will be used to provide financing to any member of the Group, (ii) hedging liabilities related to such Debt, and (iii) de minimis liabilities which are attendant to its existence as a company, (b) conducts no operations, other than de minimis operations that are attendant to its existence as a company, (c) does not own any stock of any other subsidiaries, (d) does not own any assets other than (i) assets of a de minimis value that are attendant to its existence as a company, (ii) assets related to the issuance, administration, and repayment of such Debt, and hedging arrangements related to the foregoing, and (iii) the intercompany loan receivable referred to in clause (e), and (e) may advance the proceeds of such Debt on an intercompany basis to any member of the Group, in each case pursuant to an intercompany loan.

“Specified Representations” means the representations and warranties made by the Borrower in Section 3.01 (with respect to the Borrower and solely with respect to due organization, existence and good standing in its jurisdiction of organization), Section 3.02 (as it relates to (i) the organizational power and authority of the Borrower to execute, deliver and perform the Term Loan Credit Agreement, (ii) the due authorization and execution and delivery of the Term Loan Credit Agreement by the Borrower; and (iii) no contravention (as it relates to the execution, delivery and performance by the Borrower of the Term Loan Credit Agreement) with organizational documents of the Borrower or any agreements or instruments pursuant to which the Borrower has Debt for borrowed money in a committed or outstanding principal amount in excess of $100,000,000), Section 3.04 (as it relates to enforceability of the Term Loan Credit Agreement against the Borrower), Section 3.05 (as it relates to the second sentence thereof), Section 3.08, Section 3.11 and Section 3.17.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages include, but are not limited to, those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person, any entity with respect to which such Person alone owns, such Person or one or more of its subsidiaries together own, or such Person and any Person Controlling such Person together own, in each case directly or indirectly, capital stock or other equity interests having ordinary voting power to elect a majority of the members of the board of directors of such corporation or other entity or having a majority interest in the capital or profits of such corporation or other entity.

“Subsidiary” means any subsidiary of the Company (or, on and after the Acquisition Effective Date, the Parent).

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit B, and all supplements thereto made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person; provided, however, that a Subsidiary Guarantor shall cease to be a Subsidiary Guarantor in the event such Person is released from its obligations under the Subsidiary Guarantee Agreement (including any supplement referred to in Section 16 thereof) as provided in clause (b) of the proviso of the definition of “Guarantee Requirement” or as provided in Section 6 of the Subsidiary Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 2.20.

“Supported QFC” has the meaning assigned to such term in Section 9.19.

“Syndication Agent” means Citibank, N.A., in its capacity as the syndication agent with respect to the credit facility established hereby.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), valued added taxes or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period (or with respect to the initial Borrowing to be made on the Closing Date for an Interest Period of less than one month, the tenor applicable to a one-month Interest Period), the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Tranche” means Tranche 1 or Tranche 2, as applicable, and “Tranches” means the collective reference to Tranche 1 and Tranche 2.

“Tranche 1” means the Tranche 1 Commitments and Tranche 1 Loans.

“Tranche 1 Commitments” means, with respect to each Lender, the commitment of such Lender to make Tranche 1 Loans on the Closing Date pursuant to Section 2.01, as such commitment may be reduced pursuant to the terms hereof, or as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche 1 Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche 1 Commitment, as applicable. The aggregate amount of the Tranche 1 Commitments on the date hereof is $3,500,000,000.

“Tranche 1 Loans” means the term loans made by the Lenders under the Tranche 1 Commitments to the Borrower on the Closing Date pursuant to Section 2.01.

“Tranche 2” means the Tranche 2 Commitments and Tranche 2 Loans.

“Tranche 2 Commitments” means, with respect to each Lender, the commitment of such Lender to make Tranche 2 Loans on the Closing Date pursuant to Section 2.01, as such commitment may be reduced pursuant to the terms hereof, or as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche 2 Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche 2 Commitment, as applicable. The aggregate amount of the Tranche 2 Commitments on the date hereof is $500,000,000.

“Tranche 2 Loans” means the term loans made by the Lenders under the Tranche 2 Commitments to the Borrower on the Closing Date pursuant to Section 2.01.

“Transactions” has the meaning assigned to such term in the Recitals to this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the Financial Conduct Authority Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means, as of any date, unrestricted cash and cash equivalents owned by the Group that are not, and are not presently required under the terms of any agreement or other arrangement binding on any member of the Group on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of any member of the Group or (b) otherwise segregated from the general assets of the Group, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for indebtedness or other obligations that are or from time to time may be owed to one or more creditors of any member of the Group. It is agreed that cash and cash equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by any member of the Group will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009).

“US Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WTC” means Waters Technologies Corporation.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties hereto shall negotiate in good faith to amend this Agreement to eliminate the effect of such change on the operation of such provision and until such provision shall have been amended or such notice withdrawn, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Debt at “fair value”, as defined therein, or (y) any other accounting principle that results in any Debt being reflected on a balance sheet at an amount less than the stated principal amount thereof (or, in the case of Debt issued at a discount (other than an underwriting discount) to stated principal amount, the issue price thereof plus accreted discount), (B) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

SECTION 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(b) and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. [Reserved].

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees:

(a) to make Tranche 1 Loans to the Borrower in US Dollars in a single Borrowing on the Closing Date in an aggregate principal amount not to exceed such Lender’s Tranche 1 Commitment at such time; and

(b) to make Tranche 2 Loans to the Borrower in US Dollars in a single Borrowing on the Closing Date in an aggregate principal amount not to exceed such Lender’s Tranche 2 Commitment at such time.

Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and Tranche made by the Lenders ratably in accordance with their respective Commitments under the respective Tranche. The failure of any Lender to make any Loan required to be made by it on the Closing Date shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(a) Subject to Section 2.13, each Borrowing shall be comprised entirely of Term SOFR Loans or ABR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing may be made in an aggregate amount that is equal to the aggregate available Commitments under the respective Tranche. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term SOFR Borrowings outstanding.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03. Notice of Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing, by electronic transmission, or by telephone (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing (or, with respect to a requested Borrowing to be made on the Closing Date, one Business Day before the proposed Borrowing to be made on the Closing Date) and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable, and, in the case of a telephonic request, shall be confirmed promptly by hand delivery or electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate principal amount of the requested Borrowing;

(b) the date of the requested Borrowing, which shall be a Business Day;

(c) the Type and Tranche of the requested Borrowing;

(d) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the Borrower’s account to which (or applicable wiring instructions pursuant to which) funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed Closing Date by wire transfer of immediately available funds by 11:00 a.m., New York City time (or, in the case of an ABR Loan, such later time as shall be at least two hours after the applicable Borrowing Request shall have been delivered), to the account most recently designated by the Administrative Agent for such purpose for Loans of such Type by notice to the applicable Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower in New York City or Boston or as otherwise set forth in the applicable Borrowing Request.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to the Borrower any amount (including interest) paid by the Borrower to the Administrative Agent pursuant to this paragraph.

SECTION 2.06. Repayment of Borrowings; Evidence of Debt. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing on the applicable Maturity Date.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, Type and Tranche thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it to the Borrower be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by each such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes in such form payable to the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

SECTION 2.07. Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. The Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(a) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing, by electronic transmission, or by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, in the case of a telephonic request, shall be confirmed promptly by hand delivery or electronic transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) convert any Borrowing to a Borrowing of a Type not available under the Commitments pursuant to which such Borrowing was made or for the currency of such Borrowing or (iii) convert Loans from one Tranche to the other Tranche.

(b) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing and Tranche to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing.

SECTION 2.08. Optional Termination and Reduction of Commitments.

(a) The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitments under each Tranche; provided that each reduction of the Commitments under each Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.

(b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election and the Tranche in respect of which Commitments are to be terminated or reduced. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of any other financing transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Tranche or Tranches as elected by the Borrower, ratably among the applicable Lenders of the relevant Tranche in accordance with their respective Commitments under such Tranche.

SECTION 2.09. Optional Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of the Borrower under each Tranche in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(a) [Reserved].

(b) Prior to any prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings and the Tranche or Tranches to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section.

(c) The Borrower shall notify the Administrative Agent in writing, by electronic transmission, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent or by telephone (which must be confirmed by electronic transmission, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment of a Borrowing hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of such prepayment or (ii) in the case of prepayment of any other Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of such prepayment (to the extent practicable, in the case of a prepayment under paragraph (b) above). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing and Tranche or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of any other financing transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied to the Tranche or Tranches as elected by the Borrower, ratably to the Loans under the relevant Tranche included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.

SECTION 2.10. Mandatory Reduction of Commitments and Prepayment of Loans.

(a) All unused Commitments under each Tranche shall automatically terminate after giving effect to the funding of the Loans on the Closing Date. In addition, unless previously terminated, the Commitments under each Tranche shall automatically terminate on the Commitment Termination Date (after giving effect to the funding of any Loans on such date, if applicable).

(b) On or prior to the Closing Date, the aggregate outstanding Tranche 1 Commitments (but not Tranche 2 Commitments) shall be automatically permanently reduced and, after the Closing Date the Tranche 1 Loans (but not Tranche 2 Loans) shall be prepaid, in each case on a US Dollar-for-US Dollar basis (with the US Dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than US Dollars determined based on customary exchange rates prevailing at the time of receipt by the Group of such Net Cash Proceeds or such commitments), by the following amounts:

(i) 100% of the Net Cash Proceeds received by any member of the Group after the Effective Date from the issuance and sale of any Senior Notes or any other debt securities issued by any member of the Group (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or incurrence of any other Debt for borrowed money (but without duplication of the amount of any Qualifying Loan Facility previously applied to reduce Tranche 1 Commitments), other than (i) revolving credit borrowings under the Existing Parent Credit Agreement or any extension or refinancing thereof or amendment thereof, provided that the aggregate principal amount of Debt outstanding thereunder does not exceed the committed amount thereof as in effect on the Original Signing Date, (ii) intercompany Debt among the members of the Group (and, prior to the Closing Date, among the Company and its Subsidiaries, on one hand, and BD and its Subsidiaries, on the other or, from and after the Closing Date, among the Company and its Subsidiaries, on one hand, and the Parent and its Subsidiaries, on the other), (iii) capital leases, letters of credit, foreign subsidiary working capital facilities, purchase money and equipment financings or other similar obligations or refinancings of the foregoing with Debt of the same or similar form, in each case, incurred in the ordinary course of business, (iv) issuances of commercial paper, (v) Debt of any member of Group incurred to refinance any senior notes or other funded Debt of such member of the Group on the Original Signing Date to the extent so refinanced within 12 months of the stated final maturity thereof, in an aggregate principal amount not to exceed the principal amount so refinanced (plus interest owing thereon and premiums, fees and expenses relating to such refinancing), (vi) Debt incurred by the Parent to fund the RMT Partner Special Cash Payment, and (vii) other Debt since the Effective Date in an aggregate principal amount not exceeding $200,000,000;

(ii) 100% of the Net Cash Proceeds received by the Company (or, after the Acquisition Effective Date, the Parent) after the Effective Date from the issuance and sale of any common stock or other equity securities by the Company (or, after the Acquisition Effective Date, the Parent) (including, to the extent not duplicative of clause (i) above, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than (i) issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans), (ii) equity securities issued or transferred directly (and not constituting cash proceeds of any issuance of such equity securities) as consideration in connection with any acquisition, (iii) equity issuances pursuant to the Separation Agreement or the Acquisition Agreement (and not constituting a market issuance), and (iv) issuances of common stock or any other equity securities pursuant to the exercise of options to purchase such securities if necessary to effectuate an option direction upon exercise or for withholding of taxes; and

(iii) 100% of the Net Cash Proceeds received by any member of the Group after the Effective Date from the sale or other disposition of any property or assets of any member of the Group (including any Sale and Leaseback Transaction and sales or issuances of equity interests in any member of the Group, but excluding proceeds of any casualty loss or damage to, or any condemnation of, any property or asset of any member of the Group) outside the ordinary course of business, other than (i) sales, issuances and other dispositions between or among the members of the Group, (ii) asset sales or dispositions contemplated by the Separation Agreement and (iii) sales and other dispositions the Net Cash Proceeds of which do not exceed $25,000,000 in any transaction or series of related transactions or $50,000,000 in the aggregate since the Effective Date; provided that if the Borrower shall have given written notice to the Administrative Agent that such member of the Group intends to reinvest such Net Cash Proceeds within 180 days of receipt thereof in long-term assets to be used in the business of such member of the Group, such Net Cash Proceeds (or the portion thereof specified in such notice) shall not be subject to this clause (iii), except if such Net Cash Proceeds are not so reinvested by the end of such 180-day period (or, to the extent committed to be reinvested within such 180-day period, within 270 days of receipt thereof), in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (iii).

(c) In addition, if any member of the Group enters into any committed but unfunded credit facility (including an amendment to an existing credit facility, other than this Agreement) for the stated purpose of providing financing for the Special Cash Payment or any portion thereof, or a commitment letter or definitive credit or similar agreement with respect thereto has become effective, and the conditions precedent to funding thereunder are no less favorable to such member of the Group or are more favorable to such member of the Group than the conditions set forth in this Agreement to the funding of the Tranche 1 Loans (as determined by the Borrower in good faith) (a “Qualifying Loan Facility”), then the Tranche 1 Commitments shall be automatically reduced on a US Dollar-for-US Dollar basis (with the US Dollar equivalent of any commitments denominated in a currency other than US Dollars determined based on customary exchange rates prevailing at the time of receipt by the Group of such commitments) by the committed amount of such Qualifying Loan Facility.

(d) Any required reduction of Tranche 1 Commitments resulting from Section 2.10(b) or (c) shall be effective on the same day as such Net Cash Proceeds are received or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of Tranche 1 Loans resulting from Section 2.10(b) shall be made on or prior to the third Business Day after such Net Cash Proceeds are received by a member of the Group. The Borrower shall provide the Administrative Agent with prompt written notice of any event giving rise to a requirement for a reduction of Tranche 1 Commitments or prepayment of Tranche 1 Loans.

(e) Each reduction of Tranche 1 Commitments resulting from Section 2.10(b) or (c) shall be made ratably among the Lenders under Tranche 1 in accordance with their respective Tranche 1 Commitments. Each partial prepayment of Tranche 1 Loans shall be applied ratably to the Tranche 1 Loans. Prepayments of Tranche 1 Loans shall be without premium or penalty but shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.

(f) There shall be no mandatory prepayments of Tranche 2 Loans or mandatory reductions of Tranche 2 Commitments pursuant to this Section 2.10 (other than to the extent applicable pursuant to paragraph (a) of this Section 2.10).

SECTION 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender an undrawn commitment fee (the “Commitment Fee”) in US Dollars at the Commitment Fee Rate on the daily average amount of such Lender’s aggregate unused Commitments, accruing during the period from and including the Effective Date to but excluding the earlier of (x) the last day of the Availability Period and (y) the Closing Date (such earlier date, the “Commitment Fee Date”); provided, that such Commitment Fee is without duplication of the ticking fee set forth in the Fee Letter. The Commitment Fee shall be due and payable on the Commitment Fee Date (or, if such date is not a Business Day, on the next following Business Day), and shall be calculated on the basis of a 360 day year and payable for the actual days elapsed.

(b) The Borrower agrees to pay to (i) the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent and (ii) the Administrative Agent, for the account of the Lenders, (as applicable) and to the Arrangers, for their own respective accounts, the fees in the amounts and at the times specified in the Fee Letter or otherwise separately agreed in writing.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for prompt distribution to the Lenders. Fees paid hereunder shall not be refundable.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c) [Reserved].

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) above.

(e) Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a) Subject to clauses (b), (d), (e), (f) and (g) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, (including because the Relevant Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing and such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic transmission as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term

Benchmark Borrowing shall be ineffective and (B) if any Borrowing Request requests a Term Benchmark Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then on the last day of the Interest Period applicable to such Loan, such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) [Reserved].

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event.

Notwithstanding anything herein or in any other Loan Document to the contrary, and to the extent administratively and operationally feasible, the Administrative Agent and the Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy the standards set forth in Proposed Treasury Regulations Section 1.1001-6 (or any successor Treasury Regulations or other official IRS guidance promulgated that supersedes such proposed Treasury

Regulations) or to otherwise ensure such that the implementation of an alternate rate of interest shall not be treated as a “modification” (and therefor an exchange) of any Loan for purposes of Treasury Regulations Section 1.1001-3, it being understood that the Administrative Agent shall not be required to take any action under this provision that would cause it or the Lenders any commercially unreasonable burden as determined in good faith by the Administrative Agent.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve to the extent reflected in the Term SOFR Rate);

(ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans or commitments, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the applicable offshore interbank market any other condition affecting this Agreement or Term SOFR Loans made by such Lender therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof. Any additional interest owed pursuant to paragraph (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower (with copies to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (b) the conversion of any Term SOFR Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith) or (d) the assignment or deemed assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days (or such later date as the Borrower and such Lender may agree) after receipt thereof.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except to the extent required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Withholding Agent shall make such deductions or withholdings and (iii) the Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law; provided, however, that the Loan Parties shall not be required to pay any such Other Taxes (i) that are being contested in good faith by appropriate proceedings while the contest is being diligently conducted and (ii) for which adequate reserves are established in accordance with GAAP.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Borrower by a Lender, or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Loan Document, no Loan Party shall be required to make any payment to the Administrative Agent or any Lender pursuant to this Section 2.16 unless such Loan Party receives prior written notice from the Administrative Agent or applicable Lender, as applicable, of such Indemnified Taxes or Other Taxes within 180 days of the event giving rise to the claim; provided that if such claim arises by reason of the Change in Law that is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Any Lender that is from time to time entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(i)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(i) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a US Person, IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding tax;

(B) in the case of a Non-US Lender legally eligible to claim the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-US Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-US Lender legally eligible to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable and (2) a certificate substantially in the form of Exhibit E (a “US Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-US Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this Section 2.16(f)(i) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, US federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(ii) If a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) to the extent that such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) The Administrative Agent shall assume primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 and Form 1042-S reporting and backup withholding responsibility with respect to payments it receives on account of any Lender. In furtherance of the foregoing, (i) if the Administrative Agent is a U.S. Person it shall deliver to the Borrower properly completed and duly signed original copies of IRS Form W-9 certifying that it is exempt from federal backup withholding and (ii) if the Administrative Agent is not a U.S. Person it shall deliver to the Borrower properly completed and duly signed copies of Internal Revenue Service Form W-8ECI with respect to payments received on its own behalf and, with respect to payments received on account of any Lender, properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or successor form) certifying that the Administrative Agent is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, or (b) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States, and in each of clause (a) and (b), that the Administrative Agent is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments.

(i) Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder (or, if no such time is expressly required, prior to 12:00 noon, New York City time) on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified in an Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time; provided that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein (it being agreed that the Borrower will be deemed to have satisfied their obligations with respect to payments referred to in this proviso if they shall make such payments to the persons entitled thereto in accordance with instructions provided by the Administrative Agent; the Administrative Agent agrees to provide such instructions upon request, and the Borrower will not be deemed to have failed to make such a payment if it shall transfer such payment to an improper account or address as a result of the failure of the Administrative Agent to provide proper instructions). The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof at the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except or otherwise expressly provided herein, be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Tranche of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Tranche and accrued interest thereon than the proportion received by any other Lender in respect of such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans such Tranche of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans of such Tranche and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the

Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(a) If (i) any Lender requests compensation under Section 2.14, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender fails to approve any matter requiring the approval of all Lenders or such Lender that has been approved by the Required Lenders or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment resulting from the failure to approve any matter requiring the approval of all Lenders or such Lender, the applicable assignee shall have consented to the applicable matter. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the undrawn Commitment Fee shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) The provisions of this Section 2.19 shall not impair any right, remedy or recourse that the Borrower may have against any Lender for breach of its obligations hereunder.

SECTION 2.20. Substitution of the Parent or WTC as the Borrower. On and after the date that is 90 days following the Acquisition Effective Date, the Company and the Parent or WTC may elect, so long as no Event of Default shall have occurred and be continuing, to designate the Parent or WTC, as applicable, as the Borrower (in lieu of the Company) hereunder and under the Loan Documents (such borrower, the “Successor Borrower”), whereupon the Successor Borrower shall assume all the rights and Obligations as Borrower and the Successor Borrower shall be released from its obligations as Guarantor hereunder and under the Loan Documents, subject to the satisfaction of the following conditions (the date on which such conditions are first satisfied, the “Borrower Succession Date”):

(a) delivery of 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice to the Administrative Agent executed by the Company and the Successor Borrower as to the election to substitute the Successor Borrower as the Borrower;

(b) the execution and delivery by the Successor Borrower to the Administrative Agent of a Joinder Agreement whereby the Successor Borrower shall expressly assume all the rights and Obligations of the Company in its capacity as the Borrower under this Agreement and the other Loan Documents on the Borrower Succession Date;

(c) delivery by the Successor Borrower of all documentation and information as is reasonably requested in writing by the Lenders at least three days prior to the anticipated Borrower Succession Date in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation with respect to the Successor Borrower;

(d) a customary secretary’s certificate for the Successor Borrower certifying as to (A) the name, incumbency and specimen signature of each Responsible Officer of the Successor Borrower executing the such Joinder Agreement and each other document to be delivered by such Person from time to time in connection herewith and therewith, (B) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Joinder Agreement and (C) its organizational documents and good standings in the state, province or territory in which it is organized;

(e) a customary opinion of Kirkland and Ellis LLP, as special New York counsel for the Successor Borrower, addressed to the Administrative Agent and each Lender; and

(f) the satisfaction of the Guarantee Requirement with respect to the Company to the extent required hereunder.

Upon the Borrower Succession Date, the Successor Borrower will succeed to, and be substituted for (and assume all rights and Obligations of), the Company solely in its capacity as Borrower under this Agreement and the other Loan Documents.

ARTICLE III

Representations and Warranties

The Company (and upon the execution and delivery of the Parent Guarantee Agreement, the Parent) represents and warrants on each of the Effective Date, the Closing Date, the Acquisition Effective Date and the Borrower Succession Date, as follows, provided that (i) on the Effective Date and the Closing Date the representations made by the Company shall be limited to the Specified Representations and (ii) no representations and warranties are made by the Company prior to the Acquisition Effective Date with respect to the Parent and its subsidiaries:

SECTION 3.01. Corporate Existence and Standing. Each member of the Group is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, except for failures which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the rights or interests of the Lenders hereunder, and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; No Violation. The execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of proceeds of such Loans are within each Loan Party’s corporate or partnership powers, have been duly authorized by all necessary corporate or partnership action and do not contravene (i) any Loan Party’s charter, by-laws or other constitutive documents or (ii) any law or contractual restriction binding on or affecting any Loan Party, except for contraventions of contractual restrictions which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the rights or interests of the Lender hereunder.

SECTION 3.03. Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Loan Parties of this Agreement or the other Loan Documents.

SECTION 3.04. Validity. This Agreement is, and the other Loan Documents when executed and delivered will be, the legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.05. Use of Proceeds. The Borrower will use the proceeds of the Loans, together with any other proceeds of the Permanent Financing, to pay the Special Cash Payment and fees and expenses related to the Transactions and any proceeds of the Loans in excess of the foregoing may be used to pay all or any portion of the RMT Partner Special Cash Payment. No part of the proceeds of the Loans shall be used by the Borrower or any Subsidiary (A) for the purpose of furthering an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, businesses or transactions of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions.

SECTION 3.06. Litigation. As of the date hereof, there is no pending or, to the best of the knowledge of the Company (and, on and after the Acquisition Effective Date, the Parent), threatened action or proceeding affecting any member of the Group before any court, Governmental Authority or arbitrator, which could reasonably be expected to result in a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

SECTION 3.07. Financial Statements; No Material Adverse Change.

(a) The Contributed Business Financial Information delivered to the Lenders on or prior to the Closing Date fairly presents in all material respects the consolidated financial position and results of operations of the Contributed Business, in the aggregate, as of the respective dates thereof or the periods then ended in conformity with GAAP, in each case except as may be noted therein and subject to the absence of footnote disclosures and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material to the Contributed Business; provided that the Contributed Business Financial Information and the foregoing representations and warranties are qualified by the fact that (A) the Contributed Business has not operated on a separate standalone basis and has historically been reported within BD’s consolidated financial statements, (B) the Contributed Business Financial Information assumes certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Contributed Business would incur on a standalone basis, and (C) the Contributed Business Financial Information is not necessarily indicative of what the results of operations, financial position and cash flows of the Contributed Business or the members of the Group will be in the future.

(b) The Parent Financial Information delivered to the Lenders on or prior to the Closing Date fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as at such dates and their consolidated results of operations, shareholders’ equity and cash flows for the periods then ended in conformity with GAAP.

(c) There has been, since December 31, 2024, no Material Adverse Effect.

SECTION 3.08. Investment Company Act. The Company (and, on and after the Acquisition Effective Date, the Parent) is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each member of the Group has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the member of the Group, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Regulation U. No member of the Group is engaged in the business of purchasing or carrying Margin Stock. The value of the Margin Stock owned directly or indirectly by any member of the Group which is subject to any arrangement hereunder described in the definition of “indirectly secured” in Section 221.2 of Regulation U issued by the Board represents less than 25% of the value of all assets of the Group subject to such arrangement. For the purpose of making the calculation pursuant to the preceding sentence, to the extent consistent with Regulation U, treasury stock shall be deemed not to be an asset of the Group.

SECTION 3.12. Environmental Matters. The operations of each member of the Group comply in all material respects with all Environmental Laws, the noncompliance with which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Disclosure.

(a) None of the Confidential Information Memorandum or any other information prepared and furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains or will contain as of the date thereof (or, in the case of any such information that is not dated, the earliest date on which such information is furnished to the Administrative Agent or any Lender) any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company (and, on and after the Acquisition Effective Date, the Parent) represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) To the best knowledge of the Company (and, on and after the Acquisition Effective Date, the Parent), the information included in the Beneficial Ownership Certification, if applicable, provided on or prior to the Effective Date, the Closing Date, the Acquisition Effective Date or the Borrower Succession Date, as applicable, to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.14. Subsidiary Guarantors. On and after the Acquisition Effective Date, the Subsidiary Guarantors include each Subsidiary of the Parent other than Excluded Subsidiaries and newly-acquired or created Domestic Subsidiaries that are not yet required to have become Subsidiary Guarantors under the definition of “Guarantee Requirement”.

SECTION 3.15. Anti-Corruption Laws and Sanctions. The Company (and, on and after the Acquisition Effective Date, the Parent) has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Group and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each member of the Group and their respective officers and, to the knowledge of the Company (and, on and after the Acquisition Effective Date, the Parent), its directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No member of (a) the Group or to the knowledge of the Company (and, on and after the Acquisition Effective Date, the Parent), any of their respective directors, officers or employees or (b) to the knowledge of the Company (and, on and after the Acquisition Effective Date, the Parent), any agent of the member of the Group that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 3.16. Affected Financial Institutions. No member of the Group is an Affected Financial Institution.

SECTION 3.17. Solvency. Immediately after giving effect to the consummation of the Acquisition and the other Transactions, including the making of Loans, and after giving effect to the application of the proceeds of such Loans, the Group, on a consolidated basis, is Solvent.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or transmitted electronically unless otherwise specified, properly executed by a Responsible Officer of the Borrower (if applicable), dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a customary secretary’s certificate for the Borrower certifying as to (A) the name, incumbency and specimen signature of a Responsible Officer of the Borrower executing the Loan Documents and each other document to be delivered by such Person from time to time in connection herewith and therewith, (B) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Loan Documents and (C) its organizational documents and good standings in the state, province or territory in which it is organized;

(iii) such customary documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized, validly existing and in good standing;

(iv) a customary opinion of Wachtell, Lipton, Rosen & Katz, as special New York counsel for the Borrower, addressed to the Administrative Agent and each Lender;

(v) upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, in each case at least three Business Days prior to the Effective Date; and

(A) upon the reasonable request of a Lender made at least ten Business Days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification prior to the Effective Date; and

(b) Any and all fees required to be paid pursuant to this Agreement, the Commitment Letter or the Fee Letter on or before the Effective Date shall have been paid.

Without limiting the generality of the provisions of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02. Conditions to the Closing Date. The occurrence of the Closing Date and the obligation of each Lender to make its Loans to the Borrower on the Closing Date is subject to satisfaction (or waiver in accordance with Section 9.02) of solely the following conditions precedent during the Availability Period:

(a) the Effective Date shall have occurred.

(b) (i) The Contribution and the Special Cash Payment shall have been (or substantially concurrently with the funding of the Loans, shall be) consummated and (ii) the Arrangers shall have received a certificate from a Responsible Officer of the Company certifying that (x) the conditions for the consummation of the Stock Distribution set forth in the Separation Agreement are (or, substantially concurrently with the funding of the Loans, shall be, or are expected on the

Closing Date to be), satisfied or waived (other than those conditions that are expected to be satisfied or waived contemporaneously with or prior to the consummation of the Acquisition no later than one Business Day following the Closing Date) and (y) not later than one Business Day following the Closing Date, the Stock Distribution and the Acquisition are expected to be (or, substantially concurrently with the funding of the Loans, shall be) consummated, in each case of clause (i) and (ii)(y), pursuant to, and in all material respects in accordance with, the Separation Agreement and the Acquisition Agreement, as applicable, without giving effect to any amendment, modification or waiver or consent by Parent or its applicable subsidiaries, that is material and adverse to the interests of the Lenders or the Arrangers (in their respective capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that changes in the amount of the Special Cash Payment pursuant to the Acquisition Agreement in effect on the Original Signing Date (other than changes in the amount of the Special Cash Payment effected pursuant to the terms of the Acquisition Agreement in effect on the Original Signing Date) shall not be deemed to be materially adverse to the interests of the Lenders and the Arrangers and shall not require the consent of the Arrangers if, in the case of a reduction of the Special Cash Payment, the Commitments are reduced (A) US Dollar-for-US Dollar with such reduction, less (B) the amount by which the RMT Partner Special Cash Payment is increased pursuant to the terms of the Acquisition Agreement in effect on the Original Signing Date.

(c) Except (i) as otherwise disclosed or identified in (a) the Company SEC Documents (as defined in the Acquisition Agreement as in effect on the Original Signing Date) filed with or furnished to the Securities and Exchange Commission and publicly available on the Securities and Exchange Commission’s EDGAR database at least one Business Day prior to the Original Signing Date (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, forward-looking, predictive or cautionary statements) or (b) Section 5.6 of the SpinCo Disclosure Schedule (as defined in the Acquisition Agreement as in effect on the Original Signing Date) (or any other section of the SpinCo Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to the representation or warranty at Section 5.6(b) of the Acquisition Agreement), or (ii) in connection with the process related to the potential separation, disposition or sale of the SpinCo Business (as defined in the Acquisition Agreement as in effect on the Original Signing Date) and the review of strategic alternatives with respect to the SpinCo Business or as contemplated by the Acquisition Agreement or the other Transaction Documents (as defined in the Acquisition Agreement as in effect on the Original Signing Date) (including the reorganizations and transactions undertaken to facilitate the Reorganization (as defined in the Acquisition Agreement as in effect on the Original Signing Date) and the Distribution (as defined in the Acquisition Agreement as in effect on the Original Signing Date)), since September 30, 2024, there has not occurred any event, change, occurrence, circumstance, development or effect that is, or would reasonably be expected to result in, individually or in the aggregate, a SpinCo Material Adverse Effect (as defined in the Acquisition Agreement in effect on the Original Signing Date).

(d) The Arrangers shall have received:

(i) with respect to the Parent and its Subsidiaries (the “Parent Financial Information”):

(A) (i) audited consolidated financial statements of the Parent, prepared in accordance with U.S. GAAP, for each of its three most recent fiscal years ended at least 60 days prior to the Closing Date (and the related audit reports) and (ii) unaudited consolidated financial statements of the Parent, prepared in accordance with U.S. GAAP, as of the last day of, and for, any fiscal quarter (other than the fourth fiscal quarter), and the portion of the fiscal year, ended after the date of its most recent audited financial statements delivered pursuant to clause (i) above (and corresponding periods of any prior year) and more than 40 days prior to the Closing Date. The Arrangers hereby acknowledge that the Parent’s public filings with the Securities and Exchange Commission under the Exchange Act of any required financial statements will satisfy the requirements of the foregoing clauses (i) and (ii), provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.

(B) (i) unaudited pro forma consolidated statements of income of the Parent giving effect to the Transactions and any other recent or probable acquisition for each of (A) the most recent fiscal year of the Parent for which audited consolidated financial statements of the Parent are provided pursuant to clause (d)(i)(A)(i) above and (B) the portion of the fiscal year, if any, since the date of such audited consolidated financial statements of the Parent through the date of the most recent unaudited consolidated financial statements of the Parent provided pursuant to clause (d)(i)(A)(ii) above, and (ii) an unaudited pro forma consolidated balance sheet of the Parent giving effect to the Transactions and any other recent or probable acquisition as of the date of the most recent consolidated balance sheet of the Parent provided pursuant to clause (d)(i)(A) (i) or clause (d)(i)(A)(ii), as applicable, in each case, under this clause (d)(i)(B) as would be required by Rule 3-05 and Article 11 of Regulation S-X under the Exchange Act in a current report on Form 8-K based on the Closing Date, regardless of when the Parent files such financial statements, it being understood that to the extent such pro forma financial statements are filed by the Parent or the Borrower with the SEC, the condition set forth in this paragraph shall be deemed satisfied, provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.

The Arrangers hereby acknowledge receipt of the financial statements for the Parent for the fiscal years ended December 31, 2023 and December 31, 2024 and for the fiscal quarter ended September 27, 2025.

(ii) with respect to the Contributed Business: (i) audited consolidated financial statements of the Contributed Business, prepared in accordance with U.S. GAAP, for each of its three most recent fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports); provided that notwithstanding the foregoing in no event shall the Borrower be required to provide such financial statements for the fiscal year ended September 30, 2022 or any period prior thereto and (ii) unaudited consolidated financial statements of the Contributed Business, prepared in accordance with U.S. GAAP, as of the last day of, and for, any fiscal quarter (other than the fourth fiscal quarter), and the portion of the fiscal year, ended after the date of its most recent audited financial statements delivered pursuant to clause (i) above (and corresponding periods of any prior year) and more than 60 days prior to the Closing Date. The Arrangers hereby acknowledge that the public filings by the Borrower or any parent entity of the Borrower with the Securities and Exchange Commission under the Exchange Act of any such required financial statements with respect to the Contributed Business will satisfy the requirements of the foregoing clauses (i) and (ii), provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein (the “Contributed Business Financial Information”).

The Arrangers hereby acknowledge receipt of the financial statements for the Contributed Business for the fiscal years ended September 30, 2023, September 30, 2024 and September 30, 2025.

(e) The Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Commitment Letter, the Fee Letter or this Agreement, in each case, to the extent invoiced at least three Business Days prior to the Closing Date.

(f) At the time of and upon giving effect to the Borrowing and application of the Loans on the Closing Date, (a) the Contributed Business Representations shall be true and correct to the extent required by the definition thereof, (b) the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein), except in the case of any Specified Representation that expressly relates to a given date or period, in which case it shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) as of the respective date for the respective period and (c) there shall not exist any Event of Default under paragraphs (a) or (g) (solely with respect to the Company) of Article VII of this Agreement.

(g) the Administrative Agent’s receipt of the following, each of which shall be originals or transmitted electronically unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of the Borrowing Request, prior to the Closing Date):

(i) a customary certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(b), (c) and (f) have been satisfied;

(ii) [reserved];

(iii) a Solvency Certificate; and

(iv) a Borrowing Request.

SECTION 4.03. Actions Between Effective Date and Commitment Termination Date. During the period from and including the Effective Date to and including the earlier of the Commitment Termination Date (after giving effect to any funding of Loans on such date) and the funding of the Loans on the Closing Date, and notwithstanding (a) any failure by a member of the Group to comply with any of the affirmative covenants in Article V or the negative covenants and financial covenants in Article VI, (b) the occurrence of any Event of Default (other than any Event of Default under paragraphs (a) or (g) (solely with respect to the Company) of Article VII of this Agreement) or (c) subject to the parenthetical in clause (b) above, any provision to the contrary in this Agreement, neither the Administrative Agent nor any Lender shall be entitled to (i) rescind, terminate or cancel its Commitments hereunder, or exercise any right or remedy under this Agreement, to the extent to do so would prevent, limit or delay the making of its Loans on the

Closing Date, (ii) refuse to participate in making its Loans on the Closing Date or (iii) exercise any right of set-off or counterclaim in respect of its Loans to the extent to do so would prevent, limit or delay the making of its Loans on the Closing Date; provided that, for the avoidance of doubt, the making of Loans on the Closing Date shall be subject solely to the satisfaction (or waiver in accordance with Section 9.02) of the conditions precedent set forth in Section 4.02 (the “Funding Conditions”). Notwithstanding the foregoing, (x) the rights and remedies of the Lenders and the Administrative Agent with respect to any Funding Condition shall not be limited in the event that any such Funding Condition is not satisfied on the Closing Date, and (y) immediately after the funding of the Loans on the Closing Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be available notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of this paragraph.

ARTICLE V

Affirmative Covenants

From and after the Acquisition Effective Date and until the principal of, and interest on, each Loan and all fees payable hereunder have been paid in full, the Borrower will (and upon the execution and delivery of the Parent Guarantee Agreement, the Parent will):

SECTION 5.01. Payment of Taxes, Etc. Pay and discharge, and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Parent nor any Subsidiary shall be required to pay or discharge any such Tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and with respect to which the Parent shall have established appropriate reserves in accordance with GAAP or where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Preservation of Existence, Etc. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that failures to keep in effect such rights, licenses, permits, privileges, franchises and, in the case of Subsidiaries only, legal existence could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.04.

SECTION 5.03. Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which could reasonably be expected to result in a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by each member of the Group and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.04. Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in all material respects, in which full and correct entries shall be made of all financial transactions and the assets and business of the Group in accordance with GAAP consistently applied.

SECTION 5.05. Inspection. Permit, and cause each Subsidiary to permit, the Administrative Agent, and its representatives and agents, to inspect any of the properties, corporate books and financial records of the Group, to examine and make copies of the books of account and other financial records of the Group, and to discuss the affairs, finances and accounts of the Group with, and to be advised as to the same by, their respective officers or directors, at such reasonable times and upon reasonable advance notice during normal business hours and intervals as the Administrative Agent may reasonably designate.

SECTION 5.06. Reporting Requirements. Furnish to the Administrative Agent for distribution to each Lender:

(a) As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent (or, if earlier, within 15 days after the date required to be filed with the Securities and Exchange Commission, without giving effect to any extension of the time for filing), a consolidated balance sheet of the Parent and the consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and changes in financial position (or consolidated statement of cash flow, as the case may be) of the Parent and the consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Parent as presenting fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of such fiscal year in accordance with GAAP;

(b) As soon as available and in any event within 105 days after the end of each fiscal year of the Parent (or, if earlier, within 15 days after the date required to be filed with the Securities and Exchange Commission, without giving effect to any extension of the time for filing), an audited consolidated balance sheet of the Parent and the consolidated Subsidiaries as of the end of such year and audited consolidated statements of income and stockholder’s equity and changes in financial position of the Parent and the consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLC, independent registered public accounting firm of the Parent, or other independent registered public accounting firm of nationally recognized standing, on the results of their examination of such consolidated annual financial statements of the Parent and the consolidated Subsidiaries, which report shall be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or shall be otherwise reasonably acceptable to the Required Lenders;

(c) Promptly after the sending or filing thereof, copies of all financial information, reports and proxy materials the Parent files with the Securities and Exchange Commission under the Exchange Act, including, without limitation, all such reports that disclose material litigation pending against any member of the Group or any material noncompliance with any Environmental Law on the part of any member of the Group;

(d) Together with each delivery of financial statements pursuant to clause (a) or (b) above, a certificate signed by the chief financial officer of the Parent (A) stating that no Default exists or, if any does exist, stating the nature and status thereof and describing the action the Parent proposes to take with respect thereto, (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenants contained in Section 6.07 and 6.08 and (C) identifying the subsidiaries, if any, that are “Excluded Subsidiaries” under clause (h) of the definition of such term;

(e) [Reserved];

(f) As soon as possible, and in any event within 30 days after the occurrence of each event the Parent knows is or could reasonably be expected to be an ERISA Event that could reasonably be expected to have a Material Adverse Effect, a statement signed by the chief financial officer of the Parent describing such ERISA Event and the action that the Parent proposes to take with respect thereto;

(g) As soon as possible, and in any event within five Business Days after a Responsible Officer of the Parent shall become aware of the occurrence of each Default, which Default is continuing on the date of such statement, a statement of the chief financial officer of the Parent setting forth details of such Default or event and the action which the Parent proposes to take with respect thereto;

(h) From time to time, such other information as to the business and financial condition of the Group and their compliance with the Loan Documents as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(i) Promptly after any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(j) Promptly following a request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Information required to be delivered to the Administrative Agent for distribution to the Lenders pursuant to this Section shall be deemed to have been so delivered or distributed, as the case may be, (i) on the date on which such information, or one or more annual or quarterly reports containing such information, shall have been delivered to the Administrative Agent and posted by the Administrative Agent on an IntraLinks or similar website to which the Lenders have been granted access or (ii) in the case of information referred to in paragraphs (a), (b) and (c) of this Section, on the date on which the Parent provides notice to the Administrative Agent that such information is available (A) on the website of the Securities and Exchange Commission at http://www.sec.gov or (B) on the Parent’s website at http://www.waters.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.07. Use of Proceeds. Use the proceeds of Borrowings hereunder for the purposes referred to in the recitals to this Agreement, and not for any purpose that would entail a violation of any applicable law or regulation (including, without limitation, Regulations U and X of the Board). No part of the proceeds of any Borrowing shall be used by the Borrower or any Subsidiary (A) for the purpose of furthering an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, businesses or transactions of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions.

SECTION 5.08. Guarantee Requirement.

(a) Deliver to the Administrative Agent, on the Acquisition Effective Date, all of the following:

(A) (x) the Parent Guarantee Agreement, duly executed by the Parent, and (y) each Subsidiary Guarantee Agreement (or supplement thereto) that is required to satisfy the Guarantee Requirement;

(B) a customary secretary’s certificate for the Parent and each applicable Subsidiary certifying as to (A) the name, incumbency and specimen signature of each Responsible Officer of such Person executing the Loan Documents to which such Person is or is intended to be a party and each other document to be delivered by such Person from time to time in connection herewith and therewith, (B) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Loan Documents and (C) its organizational documents and good standings in the state, province or territory in which it is organized;

(C) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Parent and each Subsidiary Guarantor is duly organized, validly existing and in good standing;

(D) upon the reasonable request of any Lender made at least ten days prior to the Acquisition Effective Date, the Parent shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, in each case at least three Business Days prior to the Acquisition Effective Date;

(E) upon the reasonable request of any Lender made at least ten Business Days prior to the Acquisition Effective Date, if the Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Parent shall deliver a Beneficial Ownership Certification; and

(F) a customary opinion of Kirkland and Ellis LLP, as special New York counsel for the Parent, addressed to the Administrative Agent and each Lender.

(b) At all times following the Acquisition Effective Date, cause the Guarantee Requirement to be satisfied.

ARTICLE VI

Negative Covenants

From and after the Acquisition Effective Date and until the principal of, and interest on, each Loan and all fees payable hereunder have been paid in full, the Borrower will not (and upon the execution and delivery of the Parent Guarantee Agreement, the Parent will not):

SECTION 6.01. Subsidiary Debt. Permit any Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or permit to exist any Debt, except:

(a) Debt created hereunder;

(b) Debt owed to the Parent or any other Subsidiary;

(c) Debt incurred by any Special Purpose Finance Subsidiary; provided that such Debt is not guaranteed by any Person other than the Parent or a Subsidiary Guarantor;

(d) Debt incurred in connection with a Receivables Financing Transaction; provided that the amount of Debt outstanding at any time under this clause (d) shall not exceed $500,000,000; and

(e) other Debt and any refinancings thereof; provided that the sum of (without duplication) (i) the principal amount of all Debt permitted by this clause (e), (ii) the principal amount of all Debt secured by Liens permitted by Section 6.02 and (iii) all Attributable Debt in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions entered into at the time the property subject thereto is acquired or within 90 days thereafter) permitted by Section 6.03 does not at any time exceed the greater of $180,000,000 or 15% of Consolidated Net Tangible Assets.

SECTION 6.02. Liens Securing Debt. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any Lien on any property or asset now owned or hereafter acquired by it securing Debt, except:

(a) Liens that, after giving effect thereto, the sum of (without duplication) (i) all Debt secured by all such Liens, (ii) the principal amount of all Debt of Subsidiaries that are not Subsidiary Guarantors permitted by Section 6.01(c) and (iii) all Attributable Debt in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions entered into at the time the property subject thereto is acquired or within 90 days thereafter) permitted by Section 6.03 does not at any time exceed the greater of $180,000,000 or 15% of Consolidated Net Tangible Assets; and

(b) Liens securing a Receivables Financing Transaction in an aggregate principal amount not to exceed $500,000,000.

For the purpose of this Section 6.02, treasury stock, to the extent constituting Margin Stock, shall be deemed not to be an asset of the Parent and its Subsidiaries.

SECTION 6.03. Sale and Leaseback Transactions. Enter into or be party to, or permit any Subsidiary to enter into or be party to, any Sale and Leaseback Transaction (other than any Sale and Leaseback Transaction entered into at the time the property subject thereto is acquired or within 90 days thereafter) unless after giving effect thereto the sum of (without duplication) (i) all Attributable Debt permitted by this Section, (ii) the principal amount of all Debt of Subsidiaries that are not Subsidiary Guarantors permitted by Section 6.01(c) and (iii) the principal amount of all Debt secured by Liens permitted by Section 6.02(a) does not exceed the greater of $180,000,000 or 15% of Consolidated Net Tangible Assets.

SECTION 6.04. Merger, Consolidation, Etc. In the case of the Parent or the Borrower, as applicable, merge or consolidate with or into, or transfer or permit the transfer of all or substantially all its consolidated assets to, any Person (including by means of one or more mergers or consolidations of or transfers of assets by Subsidiaries), except that the Parent or the Borrower, as applicable, may merge or consolidate with any US Corporation if (i) the Parent or the Borrower, as applicable, shall be the surviving corporation in such merger or consolidation, (ii) immediately after giving effect thereto no Default shall have occurred and be continuing and (iii) the Parent shall be in compliance with the covenants set forth in Section 6.07 and 6.08 as of and for the most recently ended period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.06, giving pro forma effect to such merger or consolidation and any related incurrence or repayment of Debt as if they had occurred at the beginning of such period, and the Administrative Agent shall have received a certificate of the chief financial officer of the Parent setting forth computations demonstrating such compliance.

(a) In the case of any Material Subsidiary (other than the Borrower), merge or consolidate with or into, or transfer all or substantially all its assets to, any Person, except that (i) any Material Subsidiary (other than the Borrower) may merge into or transfer all or substantially all its assets to the Parent or the Borrower, (ii) any Material Subsidiary (other than the Borrower) may merge or consolidate with or transfer all or substantially all its assets to any Subsidiary; provided that if either constituent corporation in such merger or consolidation, or the transferor of such assets, shall be a Subsidiary Guarantor, then the surviving or resulting corporation or the transferee of such assets, as the case may be, must be or at the time of such transaction become a Subsidiary Guarantor and (iii) so long as, at the time of and immediately after giving effect to such transaction, no Default shall have occurred and be continuing, any Material Subsidiary (other than the Borrower) may merge or consolidate with or transfer all or substantially all its assets to any Person other than the Parent, the Borrower or a Subsidiary so long as such transaction would not be prohibited by paragraph (a) above. Notwithstanding the foregoing, nothing in this paragraph shall (A) so long as, at the time of and immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing, prohibit the Parent or any Subsidiary from (1) transferring any assets of such Person to acquire Foreign Subsidiaries, (2) making capital or working capital contributions to Foreign Subsidiaries in the ordinary course of business or (3) selling or otherwise disposing of assets to a Foreign Subsidiary on arm’s-length terms (as determined in good faith by the Borrower or the applicable subsidiary) or (B) require any Foreign Subsidiary to become a Subsidiary Guarantor hereunder.

(b) In the case of the Parent, permit any Domestic Subsidiary to become a subsidiary of a Foreign Subsidiary; provided that nothing in this paragraph shall prevent the Parent from acquiring, directly or indirectly, any Person that at the time of and immediately after giving effect to such acquisition would constitute a Foreign Subsidiary and would own any Domestic Subsidiary not acquired by it in contemplation of such acquisition; provided further that nothing in this paragraph shall prevent Subsidiaries, if any, that are “Excluded Subsidiaries” under clause (c) of the definition of such term from becoming subsidiaries of Foreign Subsidiaries. For purposes of this Section 6.04, treasury stock, to the extent constituting Margin Stock, shall be deemed not to be an asset of the Parent.

Notwithstanding anything to the contrary in this Section 6.04, the Parent, the Borrower and their respective Subsidiaries may consummate the Transactions.

SECTION 6.05. Change in Business. Fail to be engaged in the business conducted by the Parent and the Subsidiaries on the Acquisition Effective Date (immediately after giving effect to the Transactions) to an extent such that the character of the business conducted by the Parent and the Subsidiaries on the Acquisition Effective Date, taken as a whole, shall be materially changed.

SECTION 6.06. Certain Restrictive Agreements. Enter into, or permit any Subsidiary to enter into, any contract or other agreement that would limit the ability of any Subsidiary to pay dividends or make loans or advances to, or to repay loans or advances from, the Parent or any other Subsidiary, other than (i) customary non-assignment provisions in any lease or sale agreement relating to the assets that are the subject of such lease or sale agreement, (ii) any restriction binding on a Person acquired by the Parent at the time of such acquisition, which restriction is applicable solely to the Person so acquired and its subsidiaries and was not entered into in contemplation of such acquisition, (iii) in connection with any secured Debt permitted under Section 6.02, customary restrictions on the transfer of the collateral securing such Debt and (iv) customary restrictions agreed to by any Subsidiary in connection with any Debt of such Subsidiary permitted under Section 6.01.

SECTION 6.07. Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter to exceed 3.50:1.00; provided that, following the completion of a Material Acquisition that, on a pro forma basis, giving effect to any related incurrence or repayment of Debt, would result in an increase in the Parent’s Leverage Ratio, if the Parent shall so elect by a notice delivered to the Administrative Agent within 30 days following the completion of such Material Acquisition (it being understood that no such notice shall be required with respect to the Acquisition and the Leverage Ratio Increase Period (as defined below) will automatically apply to the Acquisition) (a “Leverage Ratio Increase Election”), such maximum Leverage Ratio shall be increased to 4.25:1.00 at the end of and for the fiscal quarter during which such Material Acquisition shall have been completed and at the end of and for each of the following three consecutive fiscal quarters (the period during which any such increase in the Leverage Ratio shall be in effect being called a “Leverage Ratio Increase Period”). The Parent may terminate any Leverage Ratio Increase Period by a notice delivered to the Administrative Agent, whereupon, on the last day of the fiscal quarter during which such notice is given and on the last day of each fiscal quarter thereafter until another Leverage Ratio Increase Period has commenced as provided in this Section, the maximum Leverage Ratio shall be 3.50:1.00. If a Leverage Ratio Increase Election shall have been made under this Section, the Parent may not make another Leverage Ratio Increase Election unless, following the termination or expiration of the most recent prior Leverage Ratio Increase Period, the Leverage Ratio as of the last day of at least two consecutive full fiscal quarters of the Parent shall not have exceeded 3.50:1.00 and the Parent may not make more than two Leverage Ratio Increase Elections in the aggregate.

SECTION 6.08. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter for the period of four consecutive fiscal quarters then ended to be less than 3.50:1.00; provided that such ratio shall cease to apply from and after the time that at least two of Moody’s, S&P and Fitch assign the Parent a public corporate rating of at least Baa3/BBB-/BBB-, respectively.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing (x) on and after the Effective Date with respect to any Event of Default under clauses (a), (g) (solely with respect to the Company) and (l), or (y) on and after the Acquisition Effective Date, with respect to any of the following Events of Default:

(a) The Borrower shall fail to pay (i) any amount of principal of any Loan, or (ii) any interest, fee or other amount due hereunder and such default shall continue for five days; or

(b) Any representation or warranty made or deemed made by the Parent or any other Loan Party (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; provided, however, that no Event of Default shall be deemed to exist by reason of the incorrectness of any representation or warranty after such incorrectness shall have been cured (other than by disclosure, which shall not be deemed to cure any breach of a representation or warranty); or

(c) The Parent or the Borrower shall fail to maintain its corporate, limited liability company or partnership existence as required by Section 5.02, or the Parent shall fail to comply with the requirements of Section 5.08(a) on the Acquisition Effective Date, or the Parent shall fail for five Business Days to comply with Section 5.06(g), or any member of the Group shall fail to perform or observe any term, covenant or agreement contained in Section 5.07 or Article VI of this Agreement on its part to be performed or observed; or

(d) Any member of the Group shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed (other than those failures or breaches referred to in paragraphs (a), (b) and (c) above) and any such failure shall remain unremedied for 30 days after written notice thereof has been given to the Parent or the Borrower by the Administrative Agent or the Required Lenders; or

(e) Any member of the Group shall fail to pay any amount of principal of, interest on or premium with respect to, Material Debt (other than the Loans) when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument governing such Debt, or any other event shall occur or condition shall exist with respect to Material Debt (other than the Loans) of any member of the Group if the effect of such other event or condition is to cause, or to permit the holder or holders of such debt (or any trustee or agent on their behalf) to cause, such Material Debt to become due, or to require such Material Debt to be prepaid or repurchased, prior to the stated maturity thereof; or

(f) Any member of the Group shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or

(g) Any member of the Group shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any member of the Group seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or any member of the Group shall take corporate action to authorize any of the actions set forth above in this paragraph (g); provided that, in the case of any such proceeding filed or commenced against any member of the Group, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of 60 days, (ii) an order for relief shall have been entered against any member of the Group under the federal bankruptcy laws as now or hereafter in effect or (iii) any member of the Group shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or

(h) Any judgment or judgments for the payment of money in excess of $100,000,000 in the aggregate for all such judgments shall be rendered against any member of the Group and (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 10 consecutive days during which stays of enforcement of such judgments, by reason of pending appeals or otherwise, shall not be in effect; or

(i) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j) The guarantee of (x) any Subsidiary Guarantor under the Subsidiary Guarantee Agreement or (y) the Parent under the Parent Guarantee Agreement, or the Obligations of the Loan Parties under any Loan Document shall not be (or shall be asserted by the Borrower, the Parent or any Subsidiary Guarantor not to be) valid or in full force and effect;

(k) A Change of Control shall have occurred; or

(l) The Acquisition shall not been consummated pursuant to the terms of the Acquisition Agreement (without giving effect to any amendment or modification, waiver or consent to the Acquisition Agreement that is material and adverse to the interests of the Lenders or the Arrangers (in their respective capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned)) within two Business Days following the Closing Date;

then, and in any such event, subject to Section 4.03, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, (i) declare the obligation of each Lender to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate and/or (ii) declare the Loans, all interest accrued and unpaid thereon and all other amounts outstanding or accrued under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. In the event of the occurrence of an Event of Default under clause (g) of this Article VII (prior to the Acquisition Effective Date, with respect to the Company only), (A) the obligation of each Lender to make Loans hereunder shall automatically be terminated and (B) the Loans, all interest accrued and unpaid thereon and all other amounts outstanding or accrued under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action. Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(a) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any member of the Group or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(c) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(d) None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(e) In case of the pendency of any proceeding with respect to any Loan Party under any Debtor Relief Laws now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Section 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(f) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, no member of the Group, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted electronically that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(a) The Administrative Agent shall be deemed not to have knowledge of any notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV of this Agreement or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by any member of the Group, any Lender as a result of, any of the component amounts thereof or any portion thereof attributable to each Lender, or any Exchange Rate or US Dollar Equivalent.

(b) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications; Approved Borrower Portal. The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). The Administrative Agent, the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an Approved Borrower Portal.

(a) Although each of the Approved Electronic Platform and the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(b) EACH OF THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE APPROVED BORROWER PORTAL, THE BORROWER COMMUNICATIONS, THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be transmitted electronically and (ii) that the foregoing notice may be sent to such email address.

(d) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications or the Borrower Communications on the Approved Electronic Platform or the Approved Borrower Portal, as applicable, in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any member of the Group or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.05. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Bank with an office in New York, New York or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(a) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender.

(b) Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.06. Acknowledgements of Lenders . Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(a) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(b) Each Lender hereby agrees that (A) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (B) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(b) shall be conclusive, absent manifest error.

(i) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (A) that is in a different amount than, or on a different date from, that specified in a notice of Payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (B) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) The Borrower and each other Loan Party hereby agrees that (A) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (B) an erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that for the avoidance of doubt, immediately preceding clauses (A) and (B) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.

(iii) Each party’s obligations under this Section 8.06(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(c) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and Barclays Bank PLC and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to Barclays Bank PLC and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither Barclays Bank PLC nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

SECTION 8.07. Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and their respective Affiliates that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant (A) as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender and (B) as to which the Borrower has provided its written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Borrower shall be deemed to have consented to such representation, warranty or covenant unless it has objected thereto by written notice to the Administrative Agent within three Business Days after receipt of written notice thereof.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of the Administrative Agent, the Arrangers, the syndication Agents, the Documentation Agents and their respective Affiliates, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication as contemplated by paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or transmitted electronically, as follows:

(i) if to the Borrower, to:

(A) Prior to the Acquisition Effective Date: Augusta SpinCo Corporation (c/o Becton, Dickinson and Company), Attention of Laura Frost, Vice President and Treasurer (Telephone No. *****, email: *****);

(B) On and after the Acquisition Effective Date: Waters Corporation, Attention of John Lynch, Vice President, Corporate Treasurer (Telephone No. *****, email: *****);

(ii) if to the Administrative Agent from the Borrower to the address or addresses separately provided to the Borrower;

(iii) if to the Administrative Agent from any Lender, to Barclays Bank PLC, 400 Jefferson Park, Whippany, New Jersey 07981, Attention of US Agency Servicing, email: 12145455230@tls.ldsprod.com; usagencyservicing@barclays.com, with a copy to Barclays Bank PLC, 400 Jefferson Park, Whippany, New Jersey 07981, Attention of Ozioma Ejiofor, email: *****; *****, telephone: *****;

(iv) if to Barclays Bank PLC in its capacity as a Lender, as follows: Barclays Bank PLC, 400 Jefferson Park, Whippany, New Jersey 07981, Attention of US Agency Servicing, email: 12145455230@tls.ldsprod.com; usagencyservicing@barclays.com, with a copy to Barclays Bank PLC, 400 Jefferson Park, Whippany, New Jersey 07981, Attention of Ozioma Ejiofor, email: *****; *****, telephone: *****; and

(v) if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications or Approved Borrower Portals to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Borrower, the Lenders and the Administrative Agent hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) or Approved Borrower Portals, in each case, pursuant to procedures approved in writing by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved in writing by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other applicable Person.

(c) Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Sections 2.13(b) and 2.13(d), none of this Agreement, or any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (1) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (2) no such agreement shall

(i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of any change to any component definition of the term “Leverage Ratio” herein), or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.08(b), Section 2.10(e) or Section 2.17(b), in each case, in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby, or alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among Lenders or Types of Loans without the written consent of each Lender adversely affected thereby, (v) release the Parent from the Parent Guarantee Agreement (except pursuant to Section 2.20), (vi) release all or substantially all of the Subsidiary Guarantors from the Subsidiary Guarantee Agreement (except pursuant to Section 9.14) or (vii) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Required Tranche 1 Lenders”, “Required Tranche 2 Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that no such agreement shall (i) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and, without limiting the foregoing, any amendment or other modification of Section 2.19 shall require the prior written consent of the Administrative Agent and (ii) effect any changes affecting Lenders in one Tranche differently than Lenders in another Tranche without the approval of the Required Tranche 1 Lenders or Required Tranche 2 Lenders, as applicable, under each Tranche which is adversely affected thereby; provided further that any amendment or modification that only affects one Tranche and not the other shall require the approval of only the Required Tranche 1 Lenders or Required Tranche 2 Lenders, as applicable, under the affected Tranche and not the Required Lenders. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of any counsel) incurred by the Administrative Agent, and, following and during the continuance of an Event of Default, any Lender, in connection with the enforcement, collection or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(a) To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(a) shall relieve the Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(b) The Borrower shall indemnify the Administrative Agent, each Arranger and Bookrunner, each Syndication Agent, each Documentation Agent and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable out-of-pocket costs or expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby and the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any act or omission of the Administrative Agent in connection with the administration of this Agreement; (iv) [reserved]; or (v) any actual or overtly and written threatened Proceeding in any jurisdiction relating to any of the foregoing (including, with respect to clause (i), any such actual or overtly and written threatened Proceeding relating to or arising from the delivery, by or on behalf of any Loan Party, of an executed counterpart of a signature page of any Loan Document or Ancillary Document that is an Electronic Signature), whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee in performing its activities or in furnishing its commitments or services under this Agreement.

(c) Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective pro rata share in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such pro rata immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the unused Commitments at the time.

(d) All amounts due under this Section shall be payable within 15 Business Days after receipt by the Borrower of a reasonably detailed invoice therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than a substitution of the Successor Borrower as the Borrower pursuant to Section 2.20) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Participants (to the extent provided in paragraph (e) of this Section), the Arrangers, the syndication Agents, the Documentation Agents, the Bookrunners and the Related Parties of the Administrative Agent, the Arrangers, the syndication Agents, the Documentation Agents, the Bookrunners and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) No Lender shall assign to any Person (other than an Affiliate of such Lender) all or a portion of its rights and obligations under this Agreement prior to the funding of the Loans on the Closing Date without the Borrower’s prior written consent (in its sole discretion). After the funding of the Loans on the Closing Date, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans or other amounts at the time owing to it under any or all Tranches) other than to a Defaulting Lender, to any natural person or to the Borrower or any of its Affiliates;

provided that (i) except in the case of an assignment to a Lender, the Administrative Agent (and in the case of an assignment of all or a portion of a Commitment) and, except (A) in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of any Lender or (B) if an Event of Default shall have occurred and be continuing, the Borrower, must give their prior written consent to such assignment (provided, that (x) no such consent shall be unreasonably withheld or delayed and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof), (ii) unless an Event of Default has occurred and is continuing, except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments and outstanding Loans, the amount of the Commitments and outstanding Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign Securities laws. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, 2.15, 2.16 and 9.03). At the time of any assignment, the assignee shall provide to the Borrower the documentation described in Section 2.16(g). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries relating to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice, and any other person as reasonably necessary to establish that an applicable Commitment, Loan or other obligation is in registered form under Section 5f.103-1 of the United States Treasury Regulations.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) No Lender shall sell participations in all or a portion of such Lender’s rights and obligations under this Agreement to any Person (other than an Affiliate of such Lender) prior to the funding of the Loans on the Closing Date without the Borrower’s prior written consent (in its sole discretion). After the funding of the Loans on the Closing Date, any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that (A) such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and (B) such Participant shall be bound by the provisions of Section 9.12 as if such Participant were a Lender; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vii) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, 2.15, 2.16 and 9.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender. A Participant shall receive all information delivered under or in connection with this Agreement directly from the Lender from which it shall have purchased its participation, and the Borrower shall not have any obligation to furnish any such information directly to any Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, 2.15, 2.16, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof; provided, however, that the provisions of Section 9.12 shall expire two years after the later of (i) the repayment of the Loans and the expiration or termination of the Commitments and (ii) the termination of this Agreement.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Any Loan Document may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) any Loan Document and/or (y) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted electronically that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by electronic transmission that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted electronically that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or electronic transmission that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and each Lender, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and payable under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a Branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the state of New York, provided that (a) the interpretation of the definition of the SpinCo Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Original Signing Date) and whether or not a SpinCo Material Adverse Effect has occurred, (b) the determination of the accuracy of any Contributed Business Representations and whether as a result of any failure of such representations and warranties to be true and correct the Parent or any of its affiliates (i) have the right to not consummate the Acquisition or to terminate their respective obligations or (ii) otherwise do not have an obligation to close, in each case, under the Acquisition Agreement and (c) the determination of (i) whether the Contribution and the Special Cash Payment have been consummated and (ii) whether (x) the conditions for the consummation of the Stock Distribution set forth in the Separation Agreement have been satisfied or waived (other than those conditions that are expected to be satisfied or waived contemporaneously with or prior to the consummation of the Acquisition no later than two Business Days following the Closing Date) and (y) not later than two Business Days following the Closing Date, the Stock Distribution and the Acquisition shall have been consummated pursuant to, and in all material respects in accordance with, the Separation Agreement and the Acquisition Agreement, as applicable, in each case, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(a) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent or any of its Related Parties relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the state of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, members, partners, officers, employees and agents, including accountants, legal counsel and other advisors, to Related Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including (i) any self-regulatory authority, such as the National Association of Insurance Commissioners and (ii) in connection with a pledge or assignment permitted under Section 9.04(g)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent required or advisable in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Administrative Agent or the Lenders against the Borrower under this Agreement or any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to any actual or prospective credit insurance provider (or its Related Parties) relating to the Borrower and its obligations hereunder or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware. For the purposes of this Section, “Information” means all information received from the Borrower or the Parent relating to the Borrower, the Parent or their respective business, other than (A) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware and (B) information pertaining to this Agreement routinely provided by arrangers of credit facilities to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.13. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.14. Release of Subsidiary Guarantors. Notwithstanding any contrary provision herein or in any other Loan Document, if (a) the Borrower shall request the release under the Subsidiary Guarantee Agreement of any Subsidiary to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Subsidiary) to a Person other than the Borrower or a Subsidiary in a transaction permitted under the terms of this Agreement and shall deliver to the Administrative Agent a certificate to the effect that such sale or other disposition will comply with the terms of this Agreement, or (b) a Subsidiary Guarantor is automatically released pursuant to clause (b) of the definition of “Guarantee Requirement”, the Administrative Agent, if satisfied that the applicable certificate is correct (in the case of this clause (b)), shall, without the consent of any Lender, execute and deliver all such instruments, releases or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary at the time of or at any time after the completion of such sale or other disposition or after notice of any automatic release is given to the Administrative Agent, as applicable.

SECTION 9.15. USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act and/or the Beneficial Ownership Regulation.

SECTION 9.16. No Fiduciary Duty, etc.

(a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Loan Parties may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

(d) Each of the parties hereto acknowledges that (i) Barclays Capital Inc. has been retained by the Parent (or one of its affiliates) as financial advisor (in such capacity, a “Buy-Side Financial Advisor”) in connection with the Acquisition and (ii) Citi has been retained by BD (or one of its affiliates) as financial advisor (in such capacity, a “Sell-Side Financial Advisor” and together with the Buy-Side Financial Advisor, the “Financial Advisors”). Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each such Financial Advisors and, on the other hand, the relationships of Barclays, Citi and their respective affiliates with the Borrower, the Parent or BD as described and referred to herein.

SECTION 9.17. Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI CONCERNING THE BORROWER, THE PARENT AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER, THE PARENT OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI ABOUT THE BORROWER, THE PARENT, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a Bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the appliable Resolution Authority.

SECTION 9.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the state of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AUGUSTA SPINCO CORPORATION

By:	/s/ Laura Frost
	Name:	Laura Frost
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

BARCLAYS BANK PLC, in its individual capacity, as a Lender and as Administrative Agent

By:	/s/ Ronnie Glenn
	Name:	Ronnie Glenn
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

CITIBANK, N.A., in its individual capacity, as a Lender and as Syndication Agent

By:	/s/ Richard Rivera
	Name:	Richard Rivera
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

JPMORGAN CHASE BANK, N.A., in its individual capacity, as a Lender

By:	/s/ Gregory T. Martin
	Name:	Gregory T. Martin
	Title:	Executive Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

Bank of America, N.A, in its individual capacity, as a Lender

By:	/s/ H. Hope Walker
	Name:	H. Hope Walker
	Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

Citizens Bank, N.A., in its individual capacity, as a Lender

By:	/s/ Tricia E. Lebo
	Name:	Tricia E. Lebo
	Title:	Managing Director

By:	/s/ Karmyn D. Paul
	Name:	Karmyn D. Paul
	Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

HSBC BANK USA, NATIONAL ASSOCIATION, in its individual capacity, as a Lender

By:	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Senior Vice President #23310

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

PNC Bank, National Association, in its individual capacity, as a Lender

By:	/s/ Garreth Boyle
	Name:	Garreth Boyle
	Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

TRUIST BANK, in its individual capacity, as a Lender

By:	/s/ Anton Brykalin
	Name:	Anton Brykalin
	Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

DNB CAPITAL LLC, in its individual capacity, as a Lender

By:	/s/ David Meisner
	Name:	David Meisner
	Title:	First Vice President

By:	/s/ Irina Benimovich
	Name:	Irina Benimovich
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

KeyBank National Association, in its individual capacity, as a Lender

By:	/s/ Alyssa Suckow
	Name:	Alyssa Suckow
	Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

TD Bank, N.A., in its individual capacity, as a Lender

By:	/s/ Nicholas Rizzo
	Name:	Nicholas Rizzo
	Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, in its individual capacity, as a Lender

By:	/s/ Jason Kunis
	Name:	Jason Kunis
	Title:	Assistant Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]

Webster Bank, National Association, in its individual capacity, as a Lender

By:	/s/ Samuel Pepe
	Name:	Samuel Pepe
	Title:	Managing Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT]